Exhibit 99.1

G-III APPAREL GROUP, LTD.

G-III APPAREL GROUP, LTD. ANNOUNCES THIRD QUARTER FISCAL 2020 RESULTS

— Net Sales Increase 5.2% for Third Quarter to $1.13 Billion —
— Net Sales for the Wholesale Segment Increase 6.2% for Third Quarter to $1.07 Billion —
— Full Year Guidance Revised —

New York, New York – December 4, 2019 -- G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the third quarter of fiscal 2020 ended October 31, 2019.

Net sales for the third quarter ended October 31, 2019 increased 5.2% to $1.13 billion from $1.07 billion in the same period last year. The Company reported GAAP net income for the third quarter of  $95.4 million, or $1.97 per diluted share,  compared to $94.0 million, or  $1.86 per diluted share, in the prior year’s comparable period.

Non-GAAP net income per diluted share was $1.99 for the third quarter of this year compared to $1.88 in the same period last year.  Non-GAAP net income per diluted share excludes (i)  non-cash imputed interest expense of $1.4 million in this quarter related to the note issued to seller (the “Seller Note”) as part of the consideration for the acquisition of Donna Karan International compared to $1.2 million in the third quarter last year and (ii) a  $0.1 million gain on lease terminations in the current quarter.  The aggregate effect of these exclusions was equal to $0.02 per diluted share in each of the third quarter of this year and the prior year.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We are pleased to report third quarter results that exceeded our bottom-line expectations. We maintained good momentum in our wholesale business, in spite of the challenging retail and macro environment.  Our merchants did a good job managing product costs, as we benefitted from accelerated inventory receipts and support from our Chinese vendor base to mitigate some of the impact of the tariffs that were imposed.”

Mr. Goldfarb concluded, “We remain focused on continuing to grow our business in multiple categories and elevating our position as a supplier-of-choice  for our retail partners. We remain confident in our future growth expectations, powered by the strength of our global power brands: DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld.”

Outlook

G-III Apparel Group today issued revised guidance for the fiscal year ending January 31, 2020. This forecast also incorporates the expected impact of the additional tariffs implemented effective September 1, 2019.

For fiscal 2020, the Company is now forecasting net sales of approximately $3.20 billion and net income between $147 million and $152 million, or between $3.01 and $3.11 per diluted share. This compares to net sales of $3.08 billion and net income of $138.1 million, or $2.75 per diluted share for fiscal 2019.

The Company is anticipating non-GAAP net income for fiscal 2020 between $149 million and $154 million, or between $3.06 and $3.16 per diluted share. Non-GAAP guidance excludes (i)  non-cash imputed interest expense of approximately $5.4 million related to the Seller Note and (ii) a  $2.3 million gain on lease terminations. The aggregate effect of these exclusions is equal to $0.05 per diluted share. This guidance compares to non-GAAP net income of $143.9 million, or $2.86 per diluted share, for fiscal 2019. Non-GAAP results for fiscal 2019 exclude non-cash imputed interest expense of $5.0 million related to the Seller Note and asset impairments primarily related to leasehold improvements and furniture and fixtures at certain of our retail stores of $2.8 million.  The aggregate effect of these exclusions was equal to $0.11 per diluted share in fiscal 2019.

The Company is projecting full-year adjusted EBITDA for fiscal 2020 between $283 million and $288 million compared to adjusted EBITDA of $269.4 million in fiscal 2019.

Non-GAAP Financial Measures

Reconciliations of GAAP net income per share to non-GAAP net income per share and of GAAP net income to adjusted EBITDA are presented in tables accompanying the condensed financial statements included in this release and provide useful information to evaluate the Company’s operational performance. Non-GAAP net income per share and adjusted EBITDA should be evaluated in light of the Company’s financial statements prepared in accordance with GAAP.

About G-III Apparel Group, Ltd.

G-III designs, sources and markets apparel and accessories under owned, licensed and private label brands. G-III’s owned brands include DKNY, Donna Karan, Vilebrequin, G. H. Bass, Eliza J, Jessica Howard, Andrew Marc and Marc New York. G-III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld Paris, Kenneth Cole, Cole Haan, Guess?, Vince Camuto, Levi's and Dockers brands. Through its team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League and over 150 U.S. colleges and universities. G-III also operates retail stores under the DKNY, Wilsons Leather, G. H. Bass, Vilebrequin, Karl Lagerfeld Paris and Calvin Klein Performance names.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, risks related to G-III’s ability to reduce the losses incurred in its retail operations,  customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, risks relating to G-III’s operations of  Donna Karan

International Inc., the impact on our business of the imposition of tariffs by the United States government and business and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(Nasdaq: GIII)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2019	2018	2019	2018
	(Unaudited)

Net sales	$1,128,403	$1,072,982	$2,405,847	$2,309,423
Cost of goods sold	729,384	690,882	1,538,995	1,461,252
Gross profit	399,019	382,100	866,852	848,171

Selling, general and administrative expenses	246,580	232,052	644,887	632,983
Depreciation and amortization	9,701	10,033	28,963	28,868
Gain on lease terminations	(124)	—	(2,346)	—
Operating profit	142,862	140,015	195,348	186,320

Other income (loss)	677	176	(722)	(303)
Interest and financing charges, net	(12,518)	(12,323)	(33,623)	(32,153)
Income before income taxes	131,021	127,868	161,003	153,864

Income tax expense	35,634	33,843	42,454	39,877
Net income	$95,387	$94,025	$118,549	$113,987

Net income per common share:
Basic	$2.00	$1.91	$2.45	$2.32
Diluted	$1.97	$1.86	$2.42	$2.26

Weighted average shares outstanding:
Basic	47,768	49,231	48,333	49,176
Diluted	48,356	50,494	49,056	50,345

Selected Balance Sheet Data (in thousands):	At October 31,
	2019	2018
	(Unaudited)

Cash and cash equivalents	$55,801	$66,080
Working capital	972,484	961,513
Inventories	650,633	616,162
Total assets (1)	2,928,607	2,551,068
Long-term debt	675,396	694,277
Operating lease liabilities (2)	326,860	—
Total stockholders' equity	1,260,302	1,180,955

(1)	Total assets now include operating lease assets of $293.8 million as of October 31, 2019 in accordance with ASC 842.
(2)	These liabilities are now included in accordance with ASC 842.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME PER SHARE TO

NON-GAAP NET INCOME PER SHARE

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2019	2018	2019	2018
	(Unaudited)

GAAP diluted net income per common share	$1.97	$1.86	$2.42	$2.26

Excluded from non-GAAP:
Non-cash imputed interest	0.03	0.03	0.08	0.08
Gain on lease terminations	—	—	(0.05)	—
Income tax impact of non-GAAP adjustments	(0.01)	(0.01)	(0.01)	(0.02)

Non-GAAP diluted net income per common share, as defined	$1.99	$1.88	$2.44	$2.32

Non-GAAP diluted net income per common share is a “non-GAAP financial measure” that excludes non-cash imputed interest expense and gain on lease terminations.  The income tax impact of non-GAAP adjustments is calculated using the effective tax rates for the respective periods. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding items that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO

FORECASTED AND ACTUAL ADJUSTED EBITDA

(In thousands)

	Forecasted Twelve Months Ending	Actual Twelve Months Ended
	January 31, 2020	January 31, 2019
	(Unaudited)

Net income	$147,000 - 152,000	$138,067

Gain on lease terminations	(2,346)	—
Asset impairment charges	—	2,813
Depreciation and amortization	39,000	38,819
Interest and financing charges, net	45,000	43,924
Income tax expense	54,346	45,763

Adjusted EBITDA, as defined	$283,000 - 288,000	$269,386

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, gain on lease terminations,  asset impairment charges primarily related to leasehold improvements and furniture and fixtures at certain of our retail stores and income tax expense. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with GAAP.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO NON-GAAP NET INCOME

(In thousands)

	Forecasted Twelve	Actual Twelve
	Months Ended	Months Ended
	January 31, 2020	January 31, 2019

Net income	$147,000 - 152,000	$138,067

Excluded from non-GAAP:
Non-cash imputed interest	5,400	4,951
Gain on lease terminations	(2,346)	—
Asset impairment charges	—	2,813
Income tax impact of non-GAAP adjustments	(1,054)	(1,932)

Non-GAAP net income, as defined	$149,000 - 154,000	$143,899

Non-GAAP net income is a “non-GAAP financial measure” that excludes non-cash imputed interest,  gain on lease terminations and asset impairment charges primarily related to leasehold improvements and furniture and fixtures at certain of our retail stores.  The income tax impact of non-GAAP adjustments is calculated using the effective tax rates for the respective periods. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding items that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME PER SHARE TO

FORECASTED AND ACTUAL NON-GAAP NET INCOME PER SHARE

	Forecasted Twelve	Actual Twelve
	Months Ended	Months Ended
	January 31, 2020	January 31, 2019

GAAP diluted net income per common share	$3.01 - 3.11	$2.75

Excluded from non-GAAP:
Non-cash imputed interest	0.11	0.10
Gain on lease terminations	(0.05)	—
Asset impairment charges	—	0.05
Income tax impact of non-GAAP adjustments	(0.01)	(0.04)

Non-GAAP diluted net income per common share, as defined	$3.06 - 3.16	$2.86

Non-GAAP diluted net income per common share is a “non-GAAP financial measure” that excludes non-cash imputed interest,  gain on lease terminations and asset impairment charges primarily related to leasehold improvements and furniture and fixtures at certain of our retail stores. The income tax impact of non-GAAP adjustments is calculated using the effective tax rates for the respective periods. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding items that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

G-III Apparel Group, Ltd.

Company Contact:

Priya Trivedi

VP of Investor Relations and Treasurer

(646) 473-5157

Investor Relations Contact:

Tom Filandro

ICR, Inc.

(646)  277-1235